EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

(dollars in thousands, except per share data)            For the Three
                                                         Months Ended
                                                           March 31,
                                                     2004            2003
BASIC EARNINGS PER SHARE EARNINGS:
Net income                                              $5,366          $5,014

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding          10,560,241      10,056,615

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BASIC EARNINGS PER SHARE                                 $0.51           $0.50
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DILUTED EARNINGS PER SHARE
EARNINGS:
Net income                                              $5,366          $5,014

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding           10,560,241      10,056,615
Net effect of the assumed exercise of stock options
     based on the treasury stock method                 247,766         199,090
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       Total weighted average diluted common shares  10,808,007      10,255,705
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DILUTED EARNINGS PER SHARE                                $0.50           $0.49
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